EXHIBIT 10.3

CONFIDENTIAL TREATMENT REQUESTED

License Agreement

This LICENSE AGREEMENT (“Agreement”) is entered into as of June 7, 2017 (“Effective Date”) by and between REGENXBIO Inc., a corporation organized under the laws of the State of Delaware, with offices at 9600 Blackwell Road, Suite 210, Rockville, MD 20850 (“Licensor”), and AveXis, Inc., a corporation organized under the laws of the State of Delaware, with offices at 2275 Half Day Road, Suite 200, Bannockburn, IL 60015.  Licensor and Licensee are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor has rights under certain Licensed Patents (as defined herein) pertaining to adeno-associated virus serotype 9; and

WHEREAS, Licensee desires to obtain an exclusive license under the Licensed Patents under the terms set forth herein;

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article 1:  Definitions

1.1       “AAV9” means (a) the recombinant adeno-associated virus serotype 9 vector with the specified sequence set forth in GenBank **** and (b) any recombinant adeno-associated virus derivatives of such serotype 9 vector that are covered by the claims of the Licensed Patents.

1.2       “Affiliate” means any legal entity directly or indirectly, during the term of this Agreement, controlling, controlled by, or under common control with another entity.  For purposes of this Agreement, “control” means the direct or indirect ownership of more than 50% of the outstanding voting securities of a legal entity, or the right to receive more than 50% of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.  An entity may be or become an Affiliate of an entity and may cease to be an Affiliate of an entity, in each case, during the term of this Agreement.

1.3       “ALS Field” means the treatment of Amyotrophic Lateral Sclerosis, caused by mutations in the gene that produces the copper zinc superoxide dismutase 1  (SOD1) enzyme, in humans by in vivo gene therapy using AAV9 delivering the gene encoding for SOD1.

1.4       “Calendar Quarter” means each three-month period or any portion thereof, beginning on January 1, April 1, July 1, and October 1.

1.5       “Change of Control” means (i) any transaction or series of related transactions following which the holders of Licensee’s capital stock or membership or equity interests immediately prior to such transaction or series of related transactions collectively are the owners of less than 50% of the outstanding equity interests of Licensee entitled to (a) vote with respect to the election of directors (or positions having a similar function) or (b) receive the proceeds upon any sale, liquidation or dissolution of Licensee; (ii) a sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s interest in

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the Licensed Product; (iii) a sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s right title, or interest in its assets taken as a whole; or (iv) the merger of Licensee with a Third Party by operation of law or otherwise.

1.6       “Confidential Information” means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, animate and inanimate materials, data, processes, finances, business operations or affairs, and other proprietary ideas, whether or not patentable or copyrightable, of either Party that are (a) marked or otherwise identified as confidential or proprietary at the time of disclosure in writing; or (b) if disclosed orally, visually, or in another non-written form, identified as confidential at the time of disclosure and summarized in reasonable detail in writing as to its general content within 30 days after original disclosure.  The Parties acknowledge that (i) the terms and conditions of this Agreement and (ii) the records and reports referred to in Section 3.7 will be deemed the Confidential Information of both Parties, regardless of whether such information is marked or identified as confidential.  In addition, information provided to Licensee pursuant to the provisions of Section 7.1 will be deemed the Confidential Information of Licensor, regardless of whether such information is marked or identified as confidential.  Notwithstanding the foregoing, Confidential Information will not include the following, in each case, to the extent evidenced by competent written proof of the Receiving Party:

1.6.1    information that was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

1.6.2    information that was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.6.3    information that became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of this Agreement;

1.6.4    information that is independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party; or

1.6.5    information that was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

1.7       “Disclosing Party” has the meaning set forth in Section 5.1.

1.8       “Domain Antibody” means ****.

1.9       “FDA” means the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

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1.10       “Fields” means the ALS Field and RETT Field (individually, the ALS Field and the RETT Field are hereinafter referred to as a “Field”).

1.11       “GSK Agreement” means that certain License Agreement entered into between Licensor and SmithKline Beecham Corporation, effective on March 6, 2009, as amended by that certain Amendment to License Agreement dated April 15, 2009, and as further amended from time to time.

1.12       “Licensed Know-How” means ****.

1.13       “Licensed Patents” means, to the extent they cover AAV9, (a) all United States patents and patent applications listed in Exhibit A, including patents arising from such patent applications, and (b) any re-examination certificates thereof, and their foreign counterparts and extensions, continuations, divisionals, and re-issue applications; provided that “Licensed Patents” will not include any claim of a patent or patent application covering “Manufacturing Technology.”

1.14       “Licensed Product” means (a) any AAV9 product that is made, made for, used, sold, offered for sale, or imported by Licensee, its Affiliates, and any of its or their Sublicensees, (i) the manufacture, use, sale, offer for sale, or import of which product, in the absence of the license granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or import, including products manufactured by a process that would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or import or (ii) that incorporates, was developed using, or is produced or manufactured through the use of, or with respect to which Licensee otherwise acquired a license to, Licensed Know-How; or (b) any service sold by Licensee, its Affiliates, and any of its or their Sublicensees with respect to the administration of any AAV9 product to patients that (i) in the absence of the licenses granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of sale or (ii) that incorporates, was developed using, or is produced or manufactured through the use of, or with respect to which Licensee otherwise acquired a license to, Licensed Know-How.

1.15       “Licensed Technology” means, collectively, the Licensed Patents and Licensed Know-How.

1.16       “Licensee Inventions” means any new or improved composition of matter, process, method formula, information, product, invention (whether or not patentable or otherwise protectable), discovery, idea, material, or other know-how that is first discovered, produced, conceived, or reduced to practice by or on behalf of Licensee, its Affiliates, or any of its or their Sublicensees in connection with the exercise of any rights granted under this Agreement that relate to or are applicable to the inventions claimed in the Licensed Patents, or the Licensed Know-How.

1.17       “Manufacturing Technology” means any and all patents, patent applications, know-how, and all intellectual property rights associated therewith that are owned or controlled by Licensor,

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and including all tangible embodiments thereof, that  claim, cover or relate to the manufacture of adeno-associated viruses, adeno-associated virus vectors, research or commercial reagents related thereto, Licensed Products, or other products, including manufacturing processes, technical information relating to the methods of manufacture, protocols, standard operating procedures, batch records, assays, formulations, quality control data, specifications, scale up methods, any and all improvements, modifications, and changes thereto, and any and all activities associated with such manufacture.  Any and all chemistry, manufacturing, and controls (CMC), drug master files (DMFs), or similar materials provided to regulatory authorities and the information contained therein are deemed Manufacturing Technology.

1.18       “Marketing Authorization” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport, marketing and sale of Licensed Products in a country or regulatory jurisdiction.

1.19       “NDA” means a New Drug Application filed with the FDA as described in 21 C.F.R. § 314, a Biological License Application (BLA) pursuant to 21 C.F.R. § 601.2, or any equivalent or any corresponding application for regulatory approval in any country or regulatory jurisdiction other than the United States.

1.20       “Net Sales” means the gross receipts from sales or other disposition of a Licensed Product (including fees for services within the definition of “Licensed Product”) by Licensee and/or its Affiliates and/or any Sublicensees to Third Parties less the following deductions that are directly attributable to a sale, specifically and separately identified on an invoice or other documentation and actually borne by Licensee, its Affiliates, or any Sublicensees:  ****.  In the event consideration other than cash is paid to Licensee, its Affiliates, or any Sublicensees, for purposes of determining Net Sales, the Parties shall use the cash consideration that Licensee, its Affiliates, or any Sublicensees would realize from an unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the time and place of the transaction, as determined jointly by Licensor and Licensee based on transactions of a similar type and standard industry practice, if any.

1.21       “Penn Agreement” means that certain License Agreement entered into between Licensor and The Trustees of the University of Pennsylvania, effective on February 24, 2009, as amended by that letter agreement dated March 6, 2009, by that certain Second Amendment to License Agreement effective on September 9, 2014, and by that certain Third Amendment to License Agreement effective on April 29, 2016, and as further amended from time to time.

1.22       “Phase 3 Clinical Trial” means a pivotal clinical trial in humans performed to gain evidence with statistical significance of the efficacy of a product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an NDA and to provide an adequate basis for physician labeling, as described in 21 C.F.R. § 312.21(c) or the corresponding regulation in jurisdictions other than the United States.

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1.23       “Prosecute” means preparation, filing, and prosecuting patent applications and maintaining patents, including any reexaminations, reissues, oppositions, inter partes review, and interferences.

1.24       “Receiving Party” has the meaning set forth in Section 5.1.

1.25       “REGENXBIO Licensors” means SmithKline Beecham Corporation (or any successor thereto under the GSK Agreement) and The Trustees of the University of Pennsylvania (or any successor thereto under the Penn Agreement).

1.26       “Retained Rights” has the meaning set forth in Section 2.2.

1.27       “RETT Field” means the treatment of Rett Syndrome in humans by in vivo gene therapy using AAV9 delivering the gene encoding for methyl CpG binding protein 2 (MECP2).

1.28       “Sublicensee” means (i) any Third Party or Affiliate to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement as permitted by this Agreement; and (ii) any other Third Party or Affiliate to whom a sublicensee described in clause (i) has granted a further sublicense as permitted by this Agreement.

1.29       “Third Party” means any person or entity other than a Party to this Agreement or Affiliates of a Party to this Agreement.

1.30       “Valid Claim” means a claim of an issued and unexpired patent (including any patent claim the term of which is extended by any extension, supplementary protection certificate, patent term restoration, or the like) included within the Licensed Patents or a claim of a pending patent application included within the Licensed Patents, which has not lapsed, been abandoned, been held revoked, or been deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction.

Article 2:  License Grant

2.1       License Grant.  Subject to the terms and conditions of this Agreement, including the Retained Rights, Licensor hereby grants to Licensee an exclusive, sublicensable (as provided in Section 2.4 only), non-transferable (except as provided in Section 10.2), royalty-bearing, worldwide license, under the Licensed Technology to make, have made, use, import, sell, and offer for sale Licensed Products solely in the Fields, including, for the avoidance of doubt, the right to conduct research and development.

2.2       Retained Rights.   Except for the rights and licenses specified in Section 2.1, no license or other rights are granted to Licensee under any intellectual property of Licensor, whether by implication, estoppel, or otherwise and whether such intellectual property is subordinate, dominant, or otherwise useful for the practice of the Licensed Technology.  Notwithstanding anything to the contrary in this Agreement, Licensor may use and permit others to use the Licensed Technology for any research, development, commercial, or other purposes outside of the Fields.  Without limiting the foregoing, and notwithstanding anything in this Agreement to

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the contrary, Licensee acknowledges and agrees that the following rights are retained by Licensor and the REGENXBIO Licensors (individually and collectively, the “Retained Rights”), whether inside or outside the Fields:

2.2.1    The rights and licenses granted in Section 2.1 shall not include any right (and Licensor and the REGENXBIO Licensors retain the exclusive (even as to Licensee), fully sublicensable right) under the Licensed Technology to make, have made, use, sell, offer to sell, and import Domain Antibodies that are expressed by an adeno-associated vector, including AAV9.

2.2.2    Licensor and the REGENXBIO Licensors retain the following rights with respect to the Licensed Technology:

(a)       A non-exclusive, sublicensable right under the Licensed Technology to make, have made, use, sell, offer to sell, and import products that deliver RNA interference and antisense drugs using an adeno-associated vector, including AAV9; and

(b)       A non-exclusive right for the REGENXBIO Licensors (which right is sublicensable by the REGENXBIO Licensors) to use the Licensed Technology for non-commercial research purposes and to use the Licensed Technology for such REGENXBIO Licensors’ discovery research efforts with non-profit organizations and collaborators.

2.2.3    The rights and licenses granted in Section 2.1 shall not include any right (and Licensor retains the exclusive (even as to Licensee), fully sublicensable right) under the Licensed Technology:

(a)       to conduct commercial reagent and services businesses, which includes the right to make, have made, use, sell, offer to sell, and import research reagents, including any viral vector construct; provided that, for clarity, such rights retained by Licensor shall not include the right to conduct clinical trials in humans in the Fields; or

(b)       to use the Licensed Technology to provide services to any Third Parties; provided that Licensee’s license under Section 2.1 does include the right to provide the service of the administration of Licensed Products to patients.

2.2.4    Licensor retains the fully sublicensable right under the Licensed Technology to grant non-exclusive research and development licenses to Affiliates and Third Parties; provided that such research and development rights retained by Licensor shall not include the right to use the Licensed Technology to conduct (or permit others to conduct) clinical trials in humans in the Fields or use the Licensed Technology to sell products in the Fields.

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2.2.5    The Trustees of the University of Pennsylvania may use and permit other non-profit organizations or other non-commercial entities to use the Licensed Technology for educational and research purposes.

2.3       Government Rights.  Licensee acknowledges that the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant, or similar agreement with a federal agency.  The license grant hereunder is expressly subject to all applicable United States government rights, including any applicable requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States.

2.4       Sublicensing.

2.4.1    The license granted pursuant to Section 2.1 is sublicensable by Licensee to any Affiliates or Third Parties; provided that any such sublicense must comply with the provisions of this Section 2.4 (including Section 2.4.2).

2.4.2    The right to sublicense granted to Licensee under this Agreement is subject to the following conditions:

(a)       Licensee may only grant sublicenses pursuant to a written sublicense agreement with the Sublicensee; ****.  Licensor must receive written notice as soon as practicable following execution of any such sublicenses.  Any further sublicenses granted by any Sublicensees (to the extent permitted hereunder) must comply with the provisions of this Section 2.4 (including Section 2.4.2) to the same extent as if Licensee granted such sublicense directly.

(b)       In each sublicense agreement, the Sublicensee must be required to comply with the terms and conditions of this Agreement to the same extent as Licensee has agreed and must acknowledge that Licensor is an express third party beneficiary of such terms and conditions under such sublicense agreement.

(c)       The official language of any sublicense agreement shall be English.

(d)       Within **** after entering into a sublicense, Licensor must receive a copy of the sublicense written in the English language for Licensor’s records and to share with the REGENXBIO Licensors.  The copy of the sublicense may be redacted to exclude confidential information of the applicable Sublicensee, but such copy shall not be redacted to the extent that it impairs Licensor’s (or the REGENXBIO Licensors’) ability to ensure compliance with this Agreement; provided that, if either of the REGENXBIO Licensors requires a complete, unredacted copy of the sublicense, Licensee shall provide such complete, unredacted copy.

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(e)       Licensee’s execution of a sublicense agreement will not relieve Licensee of any of its obligations under this Agreement.  Licensee is and shall remain **** to Licensor for all of Licensee’s duties and obligations contained in this Agreement and for any act or omission of an Affiliate or Sublicensee that would be a breach of this Agreement if performed or omitted by Licensee, and Licensee will be deemed to be in breach of this Agreement as a result of such act or omission.

2.5       Improvements.

2.5.1    Licensee hereby grants to Licensor a non-exclusive, worldwide, royalty-free, transferable, sublicensable, irrevocable, perpetual license:

(a)       to use any Licensed Back Improvements (and any intellectual property rights with respect thereto) consummate in scope to the Retained Rights, and

(b)       to practice the Licensed Back Improvements (and any intellectual property rights with respect thereto) in connection with AAV9, including the right to research, develop, make, have made, use, offer for sale, and sell products and services; provided that Licensor shall have no right, under the license in this Section 2.5.1(b), to practice the Licensed Back Improvements in the Fields.

2.5.2    For purposes of this Agreement, “Licensed Back Improvements” means any patentable modifications or improvements developed by Licensee, any Affiliates, or any Sublicensees to any vector that is the subject of a claim within the Licensed Patents.

2.5.3    Licensee agrees to provide prompt notice to Licensor upon the filing of any patent application covering any Licensee Invention and/or any Licensed Back Improvement, together with a reasonably detailed description of or access to any such Licensed Back Improvement to permit the practice of any such invention or improvement.

2.6       Transfer of Licensed Know-How.  During the **** following the Effective Date, at Licensee’s sole expense, **** Licensor will deliver to Licensee copies of Licensed Know-How in the form that such Licensed Know-How then exists, including ****.

2.7       Section 365(n) of the Bankruptcy Code.  All rights and licenses granted to Licensee or Licensor under or pursuant to this Agreement are and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any comparable law outside the United States, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code and any comparable law outside the United States.

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Article 3:  Consideration

3.1       Initial Fee.  In partial consideration of the license granted to Licensee under Section 2.1, Licensee shall pay Licensor an initial fee of $6,000,000, which shall be payable within **** after the Effective Date.

3.2       Annual Maintenance Fee.  In partial consideration of the license granted to Licensee under Section 2.1, Licensee shall pay Licensor on-going annual maintenance fees of $**** for each Field on each anniversary of the Effective Date.

3.3       Milestone Fees.

3.3.1    In partial consideration of the rights and licenses granted to Licensee under Section 2.1, Licensee shall pay Licensor the following milestone payments within **** after the achievement of each event for only the first Licensed Product in each Field to achieve each of the following milestone events:

Milestone	Milestone Payment
1. First treatment of the 1st human subject in a clinical trial (i.e., first patient, first dose)	$****
2. First treatment in Phase 3 Clinical Trial (i.e., first patient, first dose)	$****
3. NDA submission in the United States	$****
4. Marketing Authorization submission in the European Union	$****
5. NDA approval in the United States	$****
6. Marketing Authorization approval in the European Union	$****
Total (per Licensed Product in each Field):	$ 18,000,000.00

For clarity, the milestone payments set forth in this Section 3.3.1 are payable *** with respect to only the first Licensed Product in each Field to reach each of the foregoing milestone events, ****.

3.3.2    To the extent that either of the first two development milestones in Section 3.3.1  (i.e., first treatment of a human subject in a clinical trial or first treatment in Phase 3 Clinical Trial) has not been paid at the time of achievement of either the NDA or Marketing Authorization submission milestone (i.e., milestones 3 and 4 in Section 3.3.1), then, upon the achievement of either of such submission milestones, the preceding unpaid development milestone payments shall be made in addition to the payment corresponding to the applicable submission milestone that has been achieved.

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3.4       Royalties.  In further consideration of the rights and licenses granted to Licensee under Section 2.1, Licensee shall pay to Licensor a royalty of **** on Net Sales of Licensed Products, subject to the reductions in royalty rates set forth in Section 3.4.1.

3.4.1    Third Party Royalties Stacking Provision.  If Licensee must obtain a license from a Third Party to avoid infringement of such Third Party’s rights in order to manufacture, use, or commercialize a given Licensed Product and if the royalties required to be paid to such Third Party for such license, together with those royalties payable to Licensor, in the aggregate, exceed **** of Net Sales for any Licensed Product, then the royalty owed to Licensor for that Licensed Product will be reduced by an amount calculated as follows:

STACKING ROYALTY CALCULATIONS

R = (C * (A / (A+B)))

Where
R = reduction of Licensor royalty,
A = unreduced Licensor royalty,
B = sum of all Third Party royalties,
C = increment of projected total royalty above ****.

Example Calculation:

Assume:	i) all Third Party royalties = ****
ii) unreduced Licensor royalty = ****
iii) projected total royalty = ****

R = (**** - ****) * (**** / (**** + ****))

R = (**** * ****)

R = ****

Licensor Stacked Royalty = **** – **** = **** (but subject to the cap described below)

Notwithstanding the foregoing, Licensee will pay to Licensor no less than **** of the royalties that Licensee would otherwise pay to Licensor with respect to Net Sales of Licensee if there were no royalties due to Third Parties.

3.4.2    Royalty Payment Period.  Licensee’s obligation hereunder for payment of a royalty under this Section 3.4 on the Net Sales of Licensed Products in a given country will end on a country-by-country, Licensed Product-by-Licensed Product basis on the later of: (i) expiration, lapse, abandonment, or invalidation of the last Valid Claim of the Licensed Patents to expire, lapse, become abandoned or become unenforceable for the applicable Licensed Product in the applicable country, or (ii) 7 years from the first commercial sale of the applicable Licensed Product in the applicable country.

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3.5       Sublicense Fees.

3.5.1    In further consideration of the rights and licenses granted to Licensee under Section 2.1, Licensee will pay Licensor **** of any sublicense fees (****) received by Licensee or its Affiliates from a Third Party for the Licensed Technology from any Sublicensee or from any person or entity granted any option to obtain a sublicense.

3.5.2    With respect to the obligations under this Section 3.5, Licensee shall not be required to submit any amounts received from a Third Party for the following:

(a)       Reimbursement or payment, in either case, of Licensee’s actual costs for research, development, and/or manufacturing activities performed by Licensee or its Affiliates corresponding directly to the research, development and/or manufacturing of Licensed Products pursuant to a specific agreement;

(b)       Any and all amounts paid to Licensee or its Affiliates by a Sublicensee as royalties on sales of Licensed Product sold by the Sublicensee under a sublicense agreement; and

(c)       Consideration received for the purchase of an equity interest in Licensee or its Affiliates at fair market value.

3.5.3    If Licensee or its Affiliates receives sublicense fees from Sublicensees or from any person or entity granted any option to obtain a sublicense under this Agreement in the form of non-cash consideration, then, at Licensor’s option, Licensee shall pay Licensor payments as required by this Section 3.5 (a) in the form of the non-cash consideration received by Licensee or its Affiliates or (b) a cash payment determined based on the fair market value of such non-cash consideration.  If Licensee or its Affiliate enters into any sublicense that is not an arm’s length transaction, fees due under this Section 3.5 will be calculated based on the fair market value of such transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business, as determined jointly by Licensor and Licensee based on transactions of a similar type and standard industry practice, if any.

3.5.4    To the extent Licensee receives payment from a Third Party relating to one or more of the milestone events set forth in the table in Section 3.3, then the amount of the payment made to Licensor under such Section 3.3 with respect to such milestone event shall not be deemed sublicense fees under this Section 3.5; instead, the amounts due under this Section 3.5 shall be calculated by applying the applicable sublicense fee rate set forth in Section 3.5.1 above to the sublicense fees received by Licensee from such Third Party after deducting the amount of the payment under Section 3.3.

3.6       Adjustment of Fees for Licenses.  On a Licensed Product-by-Licensed Product, country-by-country basis, upon the date on which the manufacture, use, sale, offer for sale, or import of a Licensed Product does not infringe or is not covered by a Valid Claim in such country, then the applicable fees and payments due under this Section 3 shall be reduced by ****.

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3.7       Reports and Records.

3.7.1    Licensee must deliver to Licensor within **** after the end of each Calendar Quarter after the first commercial sale of a Licensed Product a report setting forth the calculation of the royalties due to Licensor for such Calendar Quarter, including:

(a)       Number of Licensed Products included within Net Sales, listed by country;

(b)       Gross consideration for Net Sales of Licensed Product, including all amounts invoiced, billed, or received, listed by country;

(c)       Qualifying costs to be excluded from the gross consideration, as described in Section 1.20, listed by category of cost and by country;

(d)       Net Sales of Licensed Products listed by country;

(e)       A detailed accounting of any royalty reductions applied pursuant to Section 3.4.1;

(f)        Royalties owed to Licensor; and

(g)       The computations for any applicable currency conversions.

3.7.2    Licensee shall pay the royalties due under Section 3.4 within **** following the last day of the Calendar Quarter in which the royalties accrue.  Licensee shall send the royalty payments along with the report described in Section 3.7.1.

3.7.3    Within **** after the occurrence of a milestone event described in Section 3.3, Licensee must deliver to Licensor a report describing the milestone event that occurred, together with a payment of the applicable amount due to Licensor pursuant to Section 3.3.

3.7.4    Within **** after the receipt of any fees from any Sublicensee as described in Section 3.5, Licensee must deliver to Licensor a report describing the fees received and any permitted deductions under Section 3.5.2 listed by category, together with a payment of the applicable amount due to Licensor pursuant to Section 3.5.

3.7.5    All financial reports under this Section 3.7 will be certified by the chief financial officer of Licensee or Licensee’s qualified financial representative.

3.7.6    Licensee shall maintain and require its Affiliates and all Sublicensees to maintain, complete and accurate books and records which enable the royalties, fees, and payments payable under this Agreement to be verified.  The records must be maintained for **** after the submission of each report under Article 3.  Upon reasonable prior written notice to Licensee, Licensee and its Affiliates and all Sublicensees will provide Licensor and/or the REGENXBIO Licensors (and their respective accountants) with access to all of the relevant books, records, and related background information required to conduct a review or audit of the royalties, fees, and payments payable to Licensor under this Agreement to be verified.  Access will be made available:  (a) during normal business hours; (b) in a manner reasonably designed to facilitate the

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auditing party’s review or audit without unreasonable disruption to Licensee’s business; and (c) no more than once each calendar year during the term of this Agreement and for a period of 5 years thereafter.  Licensee will promptly pay to Licensor the amount of any underpayment determined by the review or audit, plus accrued interest.  If the review or audit determines that Licensee has underpaid any payment by **** or more, then Licensee will also promptly pay the costs and expenses of Licensor and the REGENXBIO Licensors and their respective accountants in connection with the review or audit.  If the review or audit determines that Licensee has overpaid any payment, then Licensor shall refund the overpayment to Licensee.

3.8       Currency, Interest.

3.8.1    All dollar amounts referred to in this Agreement are expressed in United States dollars.  All payments to Licensor under this Agreement must be made in United States dollars.

3.8.2    If Licensee receives payment in a currency other than United States dollars for which a royalty or fee or other payment is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal, N.Y. edition or other publication as mutually agreed upon by the Parties, as of the last business day of the Calendar Quarter in which the payment was received by Licensee; and (b) the conversion computation will be documented by Licensee in the applicable report delivered to Licensor under Section 3.7.

3.8.3    All amounts that are not paid by Licensee when due will accrue interest from the date due until paid at a rate equal to ****% per month (or the maximum allowed by law, if less).

3.9       Taxes and Withholding.

3.9.1    All payments hereunder will be made free and clear of, and without deduction or deferment in respect of, and Licensee shall pay and be responsible for, and shall hold Licensor harmless from and against, any taxes, duties, levies, fees, or charges, including sales, use, transfer, excise, import, and value added taxes (including any interest, penalties, or additional amounts imposed with respect thereto) but excluding withholding taxes to the extent provided in Section 3.9.2.  At the request of Licensee, Licensor will give Licensee such reasonable assistance, which will include the provision of documentation as may be required by the relevant tax authority, to enable Licensee to pay and report and, as applicable, claim exemption from or reduction of, such tax, duty, levy, fee, or charge.

3.9.2    If any payment made by Licensee hereunder becomes subject to withholding taxes with respect to Licensor’s gross or net income under the laws of any jurisdiction, Licensee will deduct and withhold the amount of such taxes for the account of Licensor to the extent required by law and will pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor appropriate proof of payment of such withholding taxes.  At the request of Licensor, Licensee will give Licensor such reasonable assistance, which will include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Licensor to claim exemption from or reduction of, or otherwise obtain repayment of, such

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withholding taxes, and will upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of withholding tax.

Article 4:  Diligence

4.1       Diligence Obligations.  Licensee will use commercially reasonable efforts to develop, commercialize, market, promote, and sell Licensed Products in each Field.  Commercially reasonable efforts means efforts equivalent to those utilized by ****.

4.2       Reporting.  Within ****after the Effective Date and within **** of each December 1 thereafter, Licensee shall provide Licensor with written progress reports, setting forth in such detail as Licensor may reasonably request, the progress of the development, evaluation, testing, and commercialization of each Licensed Product.  Licensee will also notify Licensor within **** of the first commercial sale by Licensee, its Affiliates, or any Sublicensees of each Licensed Product.  Such a report (“Development Progress Report”), setting forth the current stage of development of Licensed Products, shall include:

4.2.1    Date of Development Progress Report and time covered by such report;

4.2.2    Major activities and accomplishments completed by Licensee, its Affiliates, and any Sublicensees relating directly to the Licensed Product since the last Development Progress Report;

4.2.3    Significant research and development projects relating directly to the Licensed Product currently being performed by Licensee, its Affiliates, and any Sublicensees and projected dates of completion;

4.2.4    A development plan covering the next two years at least, which will include future development activities to be undertaken by Licensee, its Affiliates, or any Sublicensees during the next reporting period relating directly to the Licensed Product, Licensee’s strategy to bring the Licensed Product to commercialization, and projected timeline for completing the necessary tasks to accomplish the goals of the strategy;

4.2.5    Projected total development remaining before product launch of each Licensed Product; and

4.2.6    Summary of significant development efforts using the Licensed Technology being performed by Third Parties, including the nature of the relationship between Licensee and such Third Parties.

4.3       Confidential Information.  The Parties agree that Development Progress Reports shall be deemed Licensee’s Confidential Information; provided that Licensor may share a copy of such reports with the REGENXBIO Licensors.

4.4       Improvements.  Simultaneously with the Development Progress Report, Licensee shall deliver a detailed description of any Licensed Back Improvements, if not previously provided pursuant to Section 2.5.3.

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Article 5:  Confidentiality

5.1       Treatment of Confidential Information.  Each Party, as a receiving party (a “Receiving Party”), agrees that it will (a) treat Confidential Information of the other Party (the “Disclosing Party”) as strictly confidential; (b) protect the Confidential Information of the Disclosing Party with at least the same degree of care as it protects its own confidential and proprietary information, and in any event with not less than a reasonable degree of care; (c) not disclose such Confidential Information to Third Parties without the prior written consent of the Disclosing Party, except as may be permitted in this Agreement; provided that any disclosure permitted hereunder shall be under confidentiality agreements with provisions at least as stringent as those contained in this Agreement; and (d) not use such Confidential Information for purposes other than those authorized expressly in this Agreement.  The Receiving Party agrees to ensure that its employees who have access to Confidential Information are obligated in writing to abide by confidentiality obligations at least as stringent as those contained under this Agreement.

5.2       Public Announcements.

5.2.1    The Parties agree they will release a joint press release in the form attached hereto as Exhibit B.  Except as provided in Section 5.2.2, any other press releases by either Party with respect to the other Party or any other public disclosures concerning the existence of or terms of this Agreement shall be subject to review and approval by the other Party.  Once the joint press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.2.2    Notwithstanding Section 5.2.1, Licensor has the right to publish (through press releases, scientific journals, or otherwise) and refer to any clinical, regulatory, or research results that have been publicly disclosed by Licensee related to Licensee’s Licensed Product or AAV9 program, including referring to Licensee by name as a licensee of Licensor, which publication or referral by Licensor shall not require the prior consent of Licensee.

5.3       Authorized Disclosure.  Notwithstanding the provisions of Section 5.1 or 5.2, either Party may disclose Confidential Information or make such a disclosure of the existence of and/or terms of this Agreement to any ****; provided that, in each case, such recipient of Confidential Information is obligated to keep such information confidential on terms no less stringent than those set forth in this Agreement.  Furthermore, Licensee agrees that Licensor may share a copy of this Agreement, reports and notices provided by Licensee to Licensor pursuant to the terms of this Agreement, and copies of sublicense agreements provided to Licensor hereunder with the REGENXBIO Licensors.  In the event that the Receiving Party receives service of legal process that purports to compel disclosure of the Disclosing Party’s Confidential Information or becomes obligated by law, rule, regulation or rules of a security exchange to disclose the Confidential Information of the Disclosing Party or the existence of or terms of this Agreement to any governmental authority, the Receiving Party shall promptly notify the Disclosing Party, so that the Disclosing Party may seek an appropriate protective order or other remedy with respect to narrowing the scope of such requirement and/or waive compliance by the Receiving Party with the provisions of this Agreement.  The Receiving Party will provide the Disclosing Party with

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reasonable assistance in obtaining such protective order or other remedy. If, in the absence of such protective order or other remedy, the Receiving Party is nonetheless required by law, rule, regulation or rules of a security exchange to disclose the existence of or terms of this Agreement or other Confidential Information of the Disclosing Party, the Receiving Party may disclose such Confidential Information without liability hereunder; provided that the Receiving Party shall furnish only such portion of the Confidential Information that is legally required to be disclosed and only to the extent required by law.

5.4       Term of Confidentiality.  The obligations of this Article 5 shall continue for a period of **** following the expiration or termination of this Agreement.

Article 6:  Term and Termination

6.1       Term of Agreement.  This Agreement will commence on the Effective Date and continue in effect on a country-by-country, Licensed Product-by-Licensed Product basis until the later of: (i) the expiration, lapse, abandonment, or invalidation of the last Valid Claim of the Licensed Patents to expire, lapse, become abandoned, or become unenforceable for the applicable Licensed Product, or (ii) 7 years from the first commercial sale of each Licensed Product, unless sooner terminated as provided in this Agreement. Upon expiration of the Agreement, the license grant to Licensee pursuant to Section 2.1 shall become irrevocable, perpetual, royalty-free and fully paid-up.

6.2       Licensee’s Right to Terminate.  Licensee may, upon six months’ prior written notice to Licensor, terminate this Agreement for any reason, with or without cause.  In exercising such termination right, Licensee may terminate the Agreement in its entirety or, if desired, Licensee may specify in the written notice that this Agreement is terminating only with respect to one Field.

6.3       Termination for Breach.

6.3.1    Licensor may terminate this Agreement, if Licensee is late in paying to Licensor royalties, fees, or any other monies due under this Agreement, and Licensee does not pay Licensor in full within 15 days upon written demand from Licensor, which termination shall be effective immediately upon the expiration of such 15-day cure period.

6.3.2    Either Party may terminate this Agreement, if the other Party materially breaches this Agreement and does not cure such material breach within 30 days after written notice of the breach, which termination shall be effective immediately upon the expiration of such 30 day cure period. Notwithstanding the above, if termination is by Licensor as a result of Licensee’s materially breaching Section 4.1 and if Licensee disputes in good faith that such material breach exists and gives Licensor written notice of such dispute within 30 days following Licensee’s receipt of Licensor’s notice of default, then Licensor may not terminate this Agreement until the dispute is resolved in accordance with Section 10.6; provided that Licensor shall be entitled to terminate this Agreement at the end of the original 30-day cure period, without waiting for resolution of the dispute in accordance with Section 10.6, if the

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breach by Licensee of this Agreement would cause Licensor to be in breach of the Penn Agreement or the GSK Agreement.

6.3.3    Notwithstanding the foregoing in Section 6.3.1 and Section 6.3.2, any uncured payment failure or breach of this Agreement solely with respect to either the ALS Field or the RETT Field (and not both Fields) will only give the terminating Party the right to terminate this Agreement with respect to the applicable Field (and not both Fields).

6.4       Termination for Insolvency.

6.4.1    Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if Licensee or any of its Affiliates experiences any Trigger Event.

6.4.2    Licensee shall include in each sublicense agreement entered into with a Sublicensee a right of Licensee to terminate such sublicense agreement if such Sublicensee experiences any Trigger Event; and Licensee shall terminate the sublicense agreement, effective immediately upon written notice to the Sublicensee, if the Sublicensee experiences any Trigger Event.  In addition, if the Sublicensee’s experiencing of a Trigger Event gives a REGENXBIO Licensor a right of termination under the Penn Agreement or GSK Agreement, Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if any Sublicensee experiences any Trigger Event.

6.4.3    For purposes of this Section 6.4, “Trigger Event” means any of the following:  (a) if Licensee, any Affiliate, or any Sublicensee, as applicable, (i) becomes insolvent, becomes bankrupt, or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt, (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver, or trustee for it or its property and, if appointed without its consent, is not discharged within 30 days, (v) makes an assignment for the benefit of creditors, or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment, or release of debtors and, if contested by it, not dismissed or stayed within ten days; (b) the institution or commencement by Licensee, any Affiliate, or any Sublicensee, as applicable, of any proceeding under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment, or release of debtors; (c) the entering of any order for relief relating to any of the proceedings described in Section 6.4.3(a) or (b) above; (d) the calling by Licensee, any Affiliate, or any Sublicensee, as applicable, of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (e) the act or failure to act by Licensee, any Affiliate, or any Sublicensee, as applicable, indicating its consent to, approval of, or acquiescence in any of the proceedings described in Section 6.4.3(b) through (d) above.

6.5       Patent Challenge.

6.5.1    Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, upon the commencement by Licensee, any of its Affiliates, or any Sublicensee of a Patent Challenge.

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6.5.2    For purposes of this Section 6.5, “Patent Challenge” means any action against Licensor or the REGENXBIO Licensors, including an action for declaratory judgment, to declare or render invalid or unenforceable the Licensed Patents, or any claim thereof.

6.6       Effects of Termination.  The effect of termination by Licensee pursuant to Section 6.2, by either Party, as applicable, under Section 6.3, or by Licensor pursuant to Section 6.4 or 6.5 shall be as follows; provided that for any termination with respect to either the ALS Field or the RETT Field (and not both Fields), then the following provisions shall apply only with respect to such terminated Field:

6.6.1    The licenses granted by Licensor hereunder shall terminate, and Licensee, its Affiliates, and (unless the sublicense agreement is assigned pursuant to Section 6.6.2) all Sublicensees shall cease to make, have made, use, import, sell, and offer for sale all Licensed Products and shall cease to otherwise practice the Licensed Technology; provided that Licensee shall have the right to continue to sell its existing inventories of Licensed Products for a period not to exceed **** after the effective date of such termination;

6.6.2    If termination is by Licensor pursuant to Section 6.3, 6.4, or 6.5, then, at Licensor’s request, Licensee shall assign to Licensor any or all sublicenses granted to Third Parties to the extent of the rights licensed to Licensee hereunder and sublicensed to the Sublicensee; provided that (i) prior to such assignment, Licensee shall advise Licensor whether such Sublicensee is then in full compliance with all terms and conditions of its sublicense and continues to perform thereunder, and, if such Sublicensee is not in full compliance or is not continuing to perform, Licensor may elect not to have such sublicense assigned; and (ii) following such assignment, Licensor shall not be liable to such Sublicensee with respect to any obligations of Licensee to the Sublicensee that are not consistent with, or not required by, Licensor’s obligations to Licensee under this Agreement; and all sublicenses not requested to be assigned to Licensor shall terminate.  If termination is for any other reason, then all sublicenses shall terminate;

6.6.3    If termination is by Licensee pursuant to Section 6.2 or by Licensor pursuant to Section 6.3, 6.4, or 6.5, Licensee shall grant, and hereby grants, to Licensor a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, transferable, sublicensable license under any patentable modifications or improvements (and any intellectual property rights with respect thereto) developed by Licensee, any Affiliates, or any Sublicensees to any vector that is the subject of a claim within any of the Licensed Patents, for use by Licensor for the research, development, and commercialization of products in any therapeutic indication;

6.6.4    Licensee shall pay all monies then-owed to Licensor under this Agreement; and

6.6.5    Each Receiving Party shall, at the Disclosing Party’s request, return all Confidential Information of the Disclosing Party.  Notwithstanding the foregoing, one copy may be kept by either Party for a record of that Party’s obligations.

6.7       Survival.  Licensee’s obligation to pay all monies due and owed to Licensor under this Agreement which have matured as of the effective date of termination or expiration shall survive

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the termination or expiration of this Agreement.  In addition, the provisions of Section 2.2, (Retained Rights), 2.3 (Government Rights), 2.5 (Improvements), Article 3 (Consideration) (solely with respect to any final reports or to the extent any amounts accrued prior to expiration or termination but unpaid), Section 3.7 (Reports and Records), Article 5 (Confidentiality), Article 6 (Term and Termination), Section 8.3 (Disclaimer of Warranties, Damages), Section 8.4 (Indemnification), Section 8.5 (Insurance), Article 9 (Use of Name), and Article 10 (Additional Provisions) shall survive such termination or expiration of this Agreement in accordance with their respective terms.

Article 7:  Patent Maintenance; Patent Infringement

7.1       Prosecution of Licensed Patents.  As between Licensor and Licensee, the Parties agree as follows:

7.1.1    Licensor shall have the sole right, but not the obligation, to Prosecute patent applications and issued patents within Licensed Patents, in Licensor’s sole discretion.  Subject to Section 7.1.3, Licensor shall provide Licensee with a reasonable opportunity to review and provide comments in connection with the Prosecution of the Licensed Patents; and Licensor shall keep Licensee reasonably informed as to all material developments with respect to such Licensed Patents and shall supply to Licensee copies of material communications received and filed in connection with the Prosecution of such Licensed Patents.

7.1.2    Nothing in this Agreement obligates Licensor to continue to Prosecute any patent applications or issued patents, and Licensee acknowledges that Licensor shall have no obligation to undertake any inter-party proceedings, such as oppositions, inter partes review, or interferences, or to undertake any re-examination or re-issue proceedings, in either case, with respect to the Licensed Patents.

7.1.3    Licensee acknowledges that The Trustees of the University of Pennsylvania control Prosecution of the Licensed Patents, with Licensor having certain rights to review.  Licensee acknowledges and agrees that (a) the rights and obligations under this Section 7.1 are subject to the rights of the REGENXBIO Licensors set forth in the GSK Agreement and Penn Agreement with respect to the Licensed Patents, and (b) Licensor’s obligations under this Agreement only apply to the extent of Licensor’s rights with respect to participation in Prosecuting the Licensed Patents under the GSK Agreement and the Penn Agreement.

7.2       Infringement Actions Against Third Parties.

7.2.1    Licensee is responsible for notifying Licensor promptly of any infringement of Licensed Patents (other than Retained Rights) that may come to Licensee’s attention, including any “patent certification” filed in the United States under 21 U.S.C. § 355(b)(2) or 21 U.S.C. § 355(j)(2) or similar provisions in other jurisdictions alleging the invalidity, unenforceability or non-infringement of any Licensed Patents, and any notification received pursuant to subsection (k) of 42 U.S.C § 262 for any Licensed Product that becomes a “reference product.”  However, Licensee is under no obligation to search for potential infringers.

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7.2.2    As between Licensor and Licensee, but subject to any obligations of Licensor to the REGENXBIO Licensors, Licensor shall have the sole right, but not the obligation, to prosecute any such infringement **** and shall execute all documents necessary to initiate litigation to prosecute, maintain, and settle such action.  Nothing in this Agreement obligates Licensor to bring or prosecute lawsuits against Third Parties for infringement of any Licensed Patents.

7.2.3    Licensee shall have no right to undertake prosecution of any such infringement.

7.3       Defense of Infringement Claims.  In the event Licensee or Licensor becomes aware that Licensee’s or any of its Affiliates’ or any Sublicensees’ practice of the Licensed Patents is the subject of a claim for patent infringement by a Third Party, that Party shall promptly notify the other, and the Parties shall consider the claim and the most appropriate action to take.  Licensee shall cause each of its Affiliates and each Sublicensee to notify Licensee promptly in the event such entity becomes aware that its practice of the Licensed Patents is the subject of a claim of patent infringement by another.  To the extent Licensor takes any action, Licensor (or the REGENXBIO Licensors) shall have the right to require Licensee’s reasonable cooperation in any such suit, upon written notice to Licensee; and Licensee shall have the obligation to participate upon Licensor’s request, in which event, Licensor shall bear the cost of Licensee’s participation.  Without Licensor’s prior written permission, which shall not be unreasonably denied, Licensee must not settle or compromise any such suit in a manner that imposes any material obligations or restrictions on Licensor or either of the REGENXBIO Licensors or grants any rights to the Licensed Patents other than rights that Licensee has the right to grant under this Agreement.

Article 8:  Warranties; Indemnification

8.1       Representations and Warranties by Licensor.  Licensor represents and warrants to Licensee as of the Effective Date:

8.1.1    Licensor has the right, power, and authority to enter into this Agreement and to grant to Licensee the rights specified in this Agreement;

8.1.2    This Agreement when executed shall become the legal, valid, and binding obligation of it, enforceable against it, in accordance with its terms;

8.1.3    There are no actions, suits, proceedings, or arbitrations pending or, to Licensor’s knowledge, threatened against Licensor relating to the Licensed Patents that would be inconsistent with the rights granted to Licensee under this Agreement;

8.1.4    To Licensor’s knowledge, (a) the Licensed Patents are solely owned by The Trustees of the University of Pennsylvania, and (b) no Third Party (other than the REGENXBIO Licensors) has any right, interest, or claim in or to such Licensed Patents in the Fields that are inconsistent with those granted to Licensee in the Fields under this Agreement; and

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8.1.5    Licensor has not received any written notice from any Third Party patentee alleging infringement of such Third Party’s patents by the practice of the Licensed Patents in the Fields.

8.2       Representations and Warranties by Licensee.  Licensee represents and warrants to Licensor as of the Effective Date that:

8.2.1    Licensee has the right, power, and authority to enter into this Agreement and to grant the rights granted by it hereunder;

8.2.2    This Agreement when executed shall become the legal, valid, and binding obligation of it, enforceable against it, in accordance with its terms;

8.2.3    Licensee has the ability and the resources, including financial resources, necessary to carry out its obligations under this Agreement; and

8.2.4    There are no actions, suits, proceedings, or arbitrations pending or, to Licensee’s knowledge, threatened against Licensee that would impact activities under this Agreement.

8.3       Disclaimer of Warranties, Damages.  EXCEPT AS SET FORTH IN SECTION 8.1, THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, AND ALL RIGHTS LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES, (i) OF COMMERCIAL UTILITY, ACCURACY, COMPLETENESS, PERFORMANCE, TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE LICENSED TECHNOLOGY, AND PROFITABILITY; OR (ii) THAT THE USE OF THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES.  EXCEPT AS SET FORTH HEREIN, NONE OF LICENSOR AND THE REGENXBIO LICENSORS SHALL BE LIABLE TO LICENSEE, LICENSEE’S SUCCESSORS OR ASSIGNS, ANY SUBLICENSEES, OR ANY THIRD PARTY WITH RESPECT TO:  (a) ANY CLAIM ARISING FROM USE OF THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, AND ANY OR ALL RIGHTS LICENSED UNDER THIS AGREEMENT OR FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE, OR SALE OF LICENSED PRODUCTS; OR (b) ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 8.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER

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PARTY UNDER SECTION 8.4 OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 5.

8.4       Indemnification.

8.4.1    By Licensee.  Licensee shall defend, indemnify, and hold harmless Licensor, the REGENXBIO Licensors, and their respective shareholders, members, officers, trustees, faculty, students, contractors, agents, and employees (individually, a  “Licensor Indemnified Party” and, collectively, the “Licensor Indemnified Parties”) from and against any and all Third Party liability, loss, damage, action, claim, fee, cost, or expense (including attorneys’ fees) (individually, a “Third Party Liability” and, collectively, the “Third Party Liabilities”) suffered or incurred by the Licensor Indemnified Parties from claims of such Third Parties that result from or arise out of:  ****; provided, however, that Licensee shall not be liable for claims to the extent based on any breach by Licensor of the representations, warranties, or obligations of this Agreement or the gross negligence or intentional misconduct of any of the Licensor Indemnified Parties.  Without limiting the foregoing, Licensee must defend, indemnify, and hold harmless the Licensor Indemnified Parties from and against any Third Party Liabilities resulting from:

(a)       any **** or other claim of any kind related to the **** by a Third Party of a Licensed Product that was **** by Licensee, its Affiliates, any Sublicensees, their respective assignees, or vendors;

(b)       any claim by a Third Party that the ****; and

(c)       **** conducted by or on behalf of Licensee, its Affiliates, any Sublicensees, their respective assignees, or vendors relating to the Licensed Technology or Licensed Products, including any claim by or on behalf of ****.

8.4.2    Indemnification Procedure.  Licensee, as an indemnifying party (an “Indemnifying Party”), shall not be permitted to settle or compromise any claim or action giving rise to Third Party Liabilities in a manner that imposes any restrictions or obligations on Licensor, the REGENXBIO Licensors, or any indemnified party (an “Indemnified Party”) without Licensor’s prior written consent or that grants any rights to the Licensed Technology or Licensed Products other than those Licensee has the right to grant under this Agreement without Licensor’s prior written consent.  The Indemnifying Party shall be permitted to control any litigation or potential litigation involving the defense of any claim subject to indemnification pursuant to this Section 8.4, including the selection of counsel, with the reasonable approval of the Indemnified Party.  If an Indemnifying Party fails or declines to assume the defense of any such claim or action within **** after notice thereof, the Indemnified Party may assume the defense of such claim or action at the cost and risk of the Indemnifying Party, and any Third Party Liabilities related thereto shall be conclusively deemed a Third Party Liability of the Indemnifying Party.  The indemnification rights of a Indemnified Party contained in this Agreement are in addition to all other rights that such Indemnified Party may have at law or in equity or otherwise.  The Indemnifying Party will pay directly all Third Party Liabilities incurred for defense or negotiation of any claim hereunder or will reimburse the Indemnified Party for all

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documented Third Party Liabilities incident to the defense or negotiation of any such claim within **** after the Indemnifying Party’s receipt of invoices for such fees, expenses, and charges.

8.5       Insurance.  Licensee will procure and maintain insurance policies for the following coverages with respect to product liability, personal injury, bodily injury, and property damage arising out of Licensee’s (and its Affiliates’ and any Sublicensees’) performance under this Agreement:  (a) during the term of this Agreement, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $**** combined single limit per occurrence (or claim) and $**** in the aggregate annually; (b) prior to the commencement of clinical trials involving Licensed Products and thereafter for a period of not less than **** (or such longer period as Licensee is required by applicable law to continue to monitor the participants in the clinical trial), clinical trials coverage in amounts that are reasonable and customary in the U.S. pharmaceutical industry, subject always to a minimum limit of $**** combined single limit per occurrence (or claim) and $**** in the aggregate annually; and (c) from prior to the first commercial sale of a Licensed Product until **** after the last sale of a Licensed Product, product liability coverage, in amounts that are reasonable and customary in the U.S. pharmaceutical industry, subject always to a minimum limit of $**** combined single limit per occurrence (or claim) and $**** in the aggregate annually.  Licensor may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 8.5, and Licensor reserves the right to require Licensee to adjust the limits accordingly.  The required minimum amounts of insurance do not constitute a limitation on Licensee’s liability or indemnification obligations to the Licensor Indemnified Parties under this Agreement.  The policies of insurance required by this Section 8.5 will be issued by an insurance carrier with an A.M. best rating of **** or better and will name Licensor as an additional insured with respect to Licensee’s performance (and its Affiliates’ and any Sublicensees’) under this Agreement.  Licensee will provide Licensor with insurance certificates evidencing the required coverage within **** after the Effective Date and the commencement of each policy period and any renewal periods.  Each certificate will provide that the insurance carrier will notify Licensor in writing at least **** prior to the cancellation or material change in coverage.  Licensee will cause all Sublicensees to comply with the terms of this Section 8.5 to the same extent as Licensee.

Article 9:  Use of Name

9.1       Licensee, its Affiliates, any Sublicensees, and all of its and their employees and agents must not use Licensor’s, the University of Pennsylvania’s, or SmithKline Beecham Corporation’s name, seal, logo, trademark, or service mark (or any adaptation thereof) or the name, seal, logo, trademark, or service mark (or any adaptation thereof) of any of such entities’ representative, school, organization, employee, or student in any way without the prior written consent of Licensor or such entity, as applicable, unless required to do so pursuant to applicable law, rule, regulation or rules of a securities exchange; provided, however that Licensee may acknowledge the existence and general nature of this Agreement, subject to Section 5.2 or 5.3, as applicable.

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9.2       Licensor and all of its employees and agents must not use Licensee’s name, seal, logo, trademark, or service mark (or any adaptation thereof) in any way without the prior written consent of Licensee; provided, however that Licensor may acknowledge the existence and general nature of this Agreement, subject to Section 5.2 or 5.3, as applicable, and refer to Licensee as a licensee of Licensor.

Article 10:  Additional Provisions

10.1     Relationship.  Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Licensee and Licensor, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

10.2     Assignment.  The rights and obligations of Licensee and Licensor hereunder shall inure to the benefit of, and shall be binding upon, their respective permitted successors and assigns.  Licensee may not assign or otherwise transfer (by operation of law or otherwise) this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensor which consent is in the absolute discretion of Licensor (except Licensee shall have the right to assign this Agreement without Licensor’s consent to a wholly owned Affiliate, in which case Licensee shall remain responsible for the performance of this Agreement by such Affiliate); provided, however, Licensee shall be permitted to transfer (by operation of law or otherwise ) this Agreement without Licensor’s consent in connection with a Change of Control; provided that,  Licensee: (i) requires any transferee or successor to agree in writing to be legally bound by this Agreement to the same extent as Licensee and provides Licensor with a copy of such undertaking; (ii) provides Licensor with written notice of the Change of Control to Licensor **** of the consummation of the transaction resulting in a Change of Control of Licensee; and (iii) provides Licensor with a copy of the definitive agreement for the Change of Control of Licensee with **** of the consummation of the transaction (provided, that Licensee shall be entitled to include customary redactions in such copy provided to Licensor, to the extent such redacted information is not necessary to verify compliance with the terms of this Agreement or otherwise required by the Penn Agreement and/or GSK Agreement) . Notwithstanding anything to the contrary in this Agreement, for clarity, in case of a Licensee Change of Control, in no event shall any intellectual property rights owned or controlled by the acquirer or its Affiliates immediately prior to such Licensee Change of Control be included in any of the licenses granted to Licensor under this Agreement.  Licensor may assign this Agreement and its rights and obligations without the consent of Licensee.  No assignment shall relieve the assigning Party of responsibility for the performance of any accrued obligations which it has prior to such assignment.  Any attempted assignment by Licensee in violation of this Section 10.2 shall be null and void and of no legal effect.

10.3     Waiver.  A waiver by either Party of a breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this Agreement.

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10.4     Notices.  Notices, payments, statements, reports, and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date received if sent by public courier (e.g., Federal Express), by Express Mail, receipt requested, by facsimile, or by electronic mail (with a copy of such facsimile or electronic mail also sent by one of the other methods of delivery) and addressed as follows:

If for Licensor:	with a copy to:
REGENXBIO Inc. 9600 Blackwell Road Suite 210 Rockville, MD 20850 USA Attn: Chief Executive Officer Telephone: 240-552-8181 Facsimile: 240-652-9692	REGENXBIO Inc. 9600 Blackwell Road Suite 210 Rockville, MD 20850 USA Attn: General Counsel Telephone: 240-552-8181 Facsimile: 240-652-9692
If for Licensee:
AveXis, Inc. 2275 Half Day Road, Suite 200 Bannockburn, IL 60015 Attn: Chief Executive Officer Telephone: Facsimile:

Either Party may change its official address upon written notice to the other Party.

10.5     Applicable Law.  This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction.  Subject to Section 10.6, the Parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the State of New York with respect to any and all disputes concerning the subject of this Agreement.

10.6     Dispute Resolution.  In the event of any controversy or claim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than **** following notification of such controversy or claim to the other Party.  If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA in effect on the date of commencement of the arbitration, subject to the provisions of this Section 10.6.  The arbitration shall be conducted as follows:

10.6.1    The arbitration shall be conducted by three arbitrators, each of whom by training, education, or experience has knowledge of the research, development, and commercialization of

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biological therapeutic products in the United States.  The arbitration shall be conducted in English and held in New York, New York.

10.6.2    In its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the amount involved (if any), the remedy sought, otherwise specifying the issue to be resolved, and appointing one neutral arbitrator.  In an answering statement to be filed by the responding Party within **** after confirmation of the notice of filing of the demand is sent by the AAA, the responding Party shall appoint one neutral arbitrator.  Within **** from the date on which the responding Party appoints its neutral arbitrator, the first two arbitrators shall appoint a chairperson.

10.6.3    If a Party fails to make the appointment of an arbitrator as provided in Section 10.6.2, the AAA shall make the appointment.  If the appointed arbitrators fail to appoint a chairperson within the time specified in Section 10.6.2 and there is no agreed extension of time, the AAA shall appoint the chairperson.

10.6.4    The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, including in the courts described in Section 10.5.  The arbitrators will have the authority to grant injunctive relief and other specific performance; provided that the arbitrators will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Agreement.  The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction.  The decision and award rendered by the arbitrators will be final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

10.6.5    The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently, and cost-effectively as possible.

10.6.6    All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties.  Each of the Parties will bear its own counsel fees and the expenses of its witnesses except to the extent otherwise provided in this Agreement or by applicable law.

10.6.7    Compliance with this Section 10.6 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Section 10.6 will prevent a Party from seeking equitable or other interlocutory relief in the courts of appropriate jurisdiction, pending the arbitrators’ determination of the merits of the controversy, if applicable to protect the confidential information, property, or other rights of that Party or to otherwise prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

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10.7       No Discrimination.  Licensee, its Affiliates, and Licensee shall use reasonable efforts to require that any Sublicensees, in their respective activities under this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual, or affectional preference, age, religion, national, or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran (including a veteran of the Vietnam Era).

10.8       Compliance with Law.  Licensee (and its Affiliates’ and any Sublicensees’) must comply with all prevailing laws, rules, and regulations that apply to its activities or obligations under this Agreement.  Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities, articles, and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979 and that Licensee’s obligations are contingent upon compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency.  Licensor neither represents that a license is not required nor that, if required, it will issue.

10.9       Entire Agreement.  This Agreement, together with all exhibits hereto, embodies the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.  This Agreement may not be varied except by a written document signed by duly authorized representatives of both Parties.

10.10     Marking.  Licensee, its Affiliates, and any Sublicensees shall mark any Licensed Product (or their containers or labels) made, sold, or otherwise distributed by it or them with any notice of patent rights necessary or desirable under applicable law to enable the Licensed Patents to be enforced to their full extent in any country where Licensed Products are made, used, sold, offered for sale, or imported.

10.11     Severability and Reformation.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the Parties’ original intent; provided that, if the Parties cannot agree upon such valid or enforceable provision, the remaining provisions of this Agreement will remain in full force and effect, unless the invalid or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provisions.

10.12     Further Assurances.  Each Party hereto agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.13     Interpretation; Construction.  The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.  In this

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Agreement, unless the context requires otherwise, (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) “or” is disjunctive but not necessarily exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; (h) unless otherwise provided, all reference to Sections, Articles, and exhibits in this Agreement are to Sections, Articles, and exhibits of and in this Agreement; and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.  Business days shall mean a day on which banking institutions in Washington, D.C. are open for business.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

10.14     Cumulative Rights and Remedies.  The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity.  Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

10.15     Counterparts.   This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this License Agreement to be executed by their duly authorized representatives.

REGENXBIO INC.		AVEXIS, INC.

By:	/s/ Kenneth Mills	By:	/s/ Sean P. Nolan
Name:	Kenneth Mills	Name:	Sean P. Nolan
Title:	President & CEO	Title:	Chief Executive Officer

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Exhibit A

Licensed Patents

Application #	Patent #	Filing Date	Country	Status
****	****	****	****	****

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Exhibit B
Press Release

AveXis and REGENXBIO Announce New Exclusive Worldwide Licenses for the Treatment of Two Rare Neurological Monogenic Disorders Using NAV AAV9 Vector

REGENXBIO grants AveXis new licenses to NAV AAV9 vector for the development and commercialization of treatments for Rett syndrome (RTT) and amyotrophic lateral sclerosis (ALS)

CHICAGO and ROCKVILLE, Md., June 07, 2017 (GLOBE NEWSWIRE) -- AveXis, Inc. (NASDAQ:AVXS) and REGENXBIO Inc. (NASDAQ:RGNX) today announced an exclusive worldwide license agreement for AveXis to develop and commercialize gene therapy treatments using REGENXBIO’s NAV AAV9 vector to treat two rare neurological monogenic disorders: Rett syndrome (RTT) and a genetic form of amyotrophic lateral sclerosis (ALS) caused by mutations in the superoxide dismutase 1 (SOD1) gene.

Under the terms of the license agreement, REGENXBIO will receive an upfront payment upon execution, ongoing fees, milestone payments and royalties on net sales of products incorporating the NAV AAV9 vector.

“Building on our experience and the success we have seen to date with the use of REGENXBIO’s NAV AAV9 vector in our spinal muscular atrophy clinical trials, this new license agreement reflects progress on executing our corporate strategy and our vision of becoming the leader in the treatment of rare and life-threatening neurological genetic diseases,” said Sean Nolan, President and Chief Executive Officer of AveXis. “While we remain intensely focused on the development and commercialization of AVXS-101 for the treatment of spinal muscular atrophy, we are excited by the potential for gene therapy to address the needs of patients with RTT and ALS – two devastating diseases for which there are no cures and insufficient existing treatments.”

“This license agreement for our NAV AAV9 vector highlights the strength of our relationship with our existing NAV Technology Licensee, AveXis, and our commitment to bringing important new NAV-based gene therapies to patients with severe diseases with significant unmet medical need,” said Kenneth T. Mills, President and Chief Executive Officer of REGENXBIO. "As a leader in AAV-based gene therapy, REGENXBIO continues to selectively and strategically license our NAV Technology Platform for specific vector and indication combinations in a way that allows us to maintain our focus on internal product development while at the same time advancing the overall field by expanding the pipeline of NAV-based gene therapies.”

Preclinical data demonstrating promising efficacy and safety of gene therapy treatments for RTT and ALS using NAV AAV9, generated by AveXis’ Chief Scientific Officer Dr. Brian Kaspar at Nationwide Children's Hospital, has been licensed by AveXis. AveXis intends to move forward with initiating IND-enabling studies in both RTT and ALS and plans to provide more details on these programs in the second half of 2017.

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About Rett Syndrome

Rett syndrome (RTT) is a devastating, rare neurological disorder characterized by slowed growth, loss of normal movement and coordination and loss of communication skills. RTT is caused by an X-linked dominant mutation in the methyl CpG binding protein 2 (MECP2) gene, which results in problems with the protein production critical for brain development. Rett Syndrome occurs in approximately one of every 10,000 female births and usually begins to show signs and symptoms in infants between six and 18 months of age. Current treatments only offer symptomatic relief and do not target the genetic cause of the disease, leaving a significant unmet need.

About Genetic Amyotrophic Lateral Sclerosis

Amyotrophic lateral sclerosis (ALS) is a progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord. Familial or inherited forms of ALS reflect five to 10 percent of ALS cases, or approximately one to two thousand people in the U.S., and can be caused by mutations in several genes known to be associated with ALS. Approximately 20 percent of these cases are caused by mutations in the gene that produces the copper zinc superoxide dismutase 1 (SOD1) enzyme, which leads to a progressive degeneration of motor neurons affecting movement and muscle control. ALS usually occurs in people between the ages of 40 and 70. Current treatments only offer modest benefits and do not target the genetic cause of the disease, leaving a significant unmet need

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, recently completed a Phase 1 clinical trial for the treatment of SMA Type 1. For additional information, please visit www.avexis.com.

About REGENXBIO Inc.

REGENXBIO is a leading clinical-stage biotechnology company seeking to improve lives through the curative potential of gene therapy. REGENXBIO’s NAV® Technology Platform, a proprietary adeno-associated virus (AAV) gene delivery platform, consists of exclusive rights to more than 100 novel AAV vectors, including AAV7, AAV8, AAV9 and AAVrh10. REGENXBIO and its third-party NAV Technology Platform Licensees are applying the NAV Technology Platform in the development of a broad pipeline of candidates in multiple therapeutic areas.

AveXis Forward-Looking Statements

This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, AveXis’ research, development and regulatory plans for its programs for treatment of RTT and ALS, its expectations regarding initiation of IND-enabling studies for these programs and timing of providing an update on these programs. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the scope, progress, expansion, and costs of developing

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and commercializing AveXis’ product candidates; regulatory developments in the U.S. and EU, as well as other factors discussed in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of AveXis’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017. In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. AveXis cautions investors not to rely too heavily on the forward-looking statements AveXis makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). AveXis undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

REGENXBIO Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, REGENXBIO’s research, development and regulatory plans in connection with its NAV Technology Platform and gene therapy treatments. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could cause actual results to differ materially from those projected by such forward-looking statements. All of REGENXBIO’s development timelines could be subject to adjustment depending on recruitment rate, regulatory agency review and other factors that could delay the initiation and completion of clinical trials. Meaningful factors which could cause actual results to differ include, but are not limited to, the timing of enrollment, commencement and completion of REGENXBIO’s clinical trials; the timing and success of preclinical studies and clinical trials conducted by REGENXBIO and its development partners; the ability to obtain and maintain regulatory approval of REGENXBIO’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing REGENXBIO’s product candidates; REGENXBIO’s ability to establish and maintain development partnerships; REGENXBIO’s expenses and revenue; regulatory developments in the United States and foreign countries; the sufficiency of REGENXBIO’s cash resources and needs for additional financing; and other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of REGENXBIO’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are on file with the Securities and Exchange Commission (SEC) and available at www.sec.gov. In addition to the risks described above and in REGENXBIO’s filings with the SEC, other unknown or unpredictable factors also could affect REGENXBIO’s results. There can be no assurance that the actual results or developments anticipated by REGENXBIO will be realized or, even if substantially realized, that they will

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have the expected consequences to, or effects on, REGENXBIO. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. REGENXBIO cautions investors not to rely too heavily on the forward-looking statements REGENXBIOmakes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). REGENXBIO undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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